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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


                          WELLS FARGO VARIABLE TRUST
                                     Name

                               111 Center Street
                             Little Rock, AR  72201
   Address of Principal Business Office (No. & Street, City, State Zip Code)


Telephone Number (including area code):  (800) 643-9691

Name and address of agent for service of process:

                    Richard H. Blank, Jr.
                    Stephens Inc.
                    111 Center Street, Suite 300
                    Little Rock, AR  72201

                    With a copy to:

                    Robert M. Kurucza, Esq.
                    Marco E. Adelfio, Esq.
                    Morrison & Foerster LLP
                    2000 Pennsylvania Ave., N.W., #5500
                    Washington, D.C.  20006

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

     YES  [X]    NO  [_]